Exhibit 99.2

     SWEPCO                     Southwestern Electric Power Company
                                  A Central and South West Company
                                            News Release


FOR IMMEDIATE RELEASE
CONTACT: Peter Main, 318-673-3530 or Scott McCloud, 318-673-3532

                             SWEPCO To Reduce Rates
                          in Louisiana Starting Dec. 7

      SHREVEPORT, LA (Dec. 7, 1999) - Southwestern Electric Power Company (SWEPCO) will reduce rates to the company's Louisiana customers by $11 million annually beginning with bills mailed Dec. 7, 1999.

      The reduction follows a review of the company's rates initiated by the Louisiana Public Service Commission (LPSC) last year. The LPSC formally approved the reduction Nov. 17.

      Louisiana Public Service Commissioner Don Owen announced the action Nov. 17, saying, "It's not often we get the chance to announce prices going down. This is especially exciting because SWEPCO already had the lowest power rates in the state, and now they're going even lower."

      SWEPCO has not increased rates in Louisiana since 1985. Some rates were lowered in 1987 due to tax changes. The company also has passed along to customers savings achieved through reductions in fuel costs that began in 1994.

      Residential rates will decrease by about 4.5 percent. A residential customer whose bill averages $100 per month (or $1,200 per year) will save about $4.50 a month (or $54 a year). Commercial and industrial customers' rates will decrease by about 4 percent. Savings for each customer will depend on actual energy usage.

      "We appreciate the opportunity we had to work with Commissioner Owen and the rest of the Commission during this rate review. We believe the rate settlement approved by the Commission is a fair compromise of issues raised by the parties in this proceeding," said SWEPCO President Mike Madison. "Our customers, who already pay the lowest rates of any investor-owned utility in the state, will receive a rate reduction,

                                     -more-


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SWEPCO/Louisiana, Page 2

and SWEPCO will have the opportunity to earn a reasonable return for its shareholders."

      Fees for certain services, such as reconnection charges, will increase to more accurately reflect the cost of providing the service. Many fees can be avoided by keeping accounts current, calling if the customer anticipates payment problems, and coordinating transfer of service from one customer to another at a particular address. The number to call for bill inquiries is 1-888-216-3490. SWEPCO's Customer Service Center is open 24 hours a day, seven days a week.

      SWEPCO, which is headquartered in Shreveport, serves approximately 164,000 customers in northwestern Louisiana.

      SWEPCO is a subsidiary of Central and South West Corporation (NYSE:CSR), a Dallas-based public utility holding company, which owns four U.S. electric utility subsidiaries serving 1.7 million customers, along with several other subsidiaries.

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